UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
                                                                        -----
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.
          --       -----


                                       Commission File Number  0-22300__________
                                                             ---------

                        PW PREFERRED YIELD FUND II, L.P.
             (Exact name of registrant as specified in its charter)

      1050 Waltham Street, Suite 310, Lexington, MA 02421   (781) 676-0009
      --------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                54,027 Units of Class A Limited Partner Interests
                -------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
                                    -----    -----

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
X Rule  12g-4(a)(1)(i)          Rule  12h-3(b)(1)(i)
  Rule  12g-4(a)(1)(ii)         Rule  12h-3(b)(1)(ii)
  Rule  12g-4(a)(2)(i)          Rule  12h-3(b)(2)(i)
  Rule  12g-4(a)(2)(ii)         Rule  12h-3(b)(2)(ii)
                                Rule  15d-6

Approximate  number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934 PW PREFERRED YIELD FUND II, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December  31,  2002

PEMBROKE  FINANCIAL  LIMITED            GENERAL  EQUIPMENT
PARTNERSHIP,  ITS  MANAGING             MANAGEMENT  II,  INC.,  ITS
GENERAL  PARTNER                        ADMINISTRATIVE  GENERAL  PARTNER
By:  PYB  Corporation,
      its  General  Partner

By:/s/  Wayne  Engle                    By:  /s/  Stephen  R.  Dyer

Its  Chief  Financial  Officer          Its  President